Filed Pursuant to Rule 424(b)(3)
Registration No. 333-85646

The information in this pricing supplement is not complete and may be changed.

Subject to completion.
Preliminary Pricing Supplement dated September 26, 2005

Pricing Supplement to the Prospectus dated September 21, 2005 and the Prospectus Supplement dated September 22, 2005

$

BARCLAYS BANK PLC

Medium-Term Notes, Series A, No. E-065
Principal Protected Notes
Linked to the Performance of the Nikkei 225™ Index

Issuer:	Barclays Bank PLC
Pricing Date:	October , 2005
Strike Date:	October , 2005
Issue Date:	October , 2005
Maturity Date:	The maturity date will be determined on the pricing date and will be no earlier than October 1, 2008 and no later than April 30, 2009.
Final Valuation Date:	Five business days prior to the maturity date
Underlying Index:	Nikkei 225™ Index (the “Index”)
Coupon:	We will not pay you interest during the term of the Notes.
Payment at Maturity:	At maturity, you will receive the full principal amount of your Notes plus the index return. However, if the index return is zero or negative, you will still receive the full principal amount of your Notes.
Index Return:	The index return per $1,000 principal amount of Notes equals $1,000 times the index performance times the participation rate.
Participation Rate:	100%
Index Performance:	The index performance will be measured by comparing the closing level of the Index on the final valuation date (the “index closing value”) to the closing value of the Index on the strike date (the “index starting value”), and expressing the difference in percentage terms:
(index closing value / index starting value) – 1
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

See “Risk Factors” in this pricing supplement for risks relating to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.
			Proceeds to
	Price to Public	Agent’s Commissions	Barclays Bank PLC

Per Note	100%	%	%
Total	$	$	$

Barclays Capital
Pricing Supplement dated October     , 2005

TABLE OF CONTENTS

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-5
THE NIKKEI 225™ INDEX	PS-9
VALUATION OF THE NOTES	PS-11
SPECIFIC TERMS OF THE NOTES	PS-11
USE OF PROCEEDS AND HEDGING	PS-15
CAPITALIZATION OF BARCLAYS BANK PLC	PS-16
SUPPLEMENTAL TAX CONSIDERATIONS	PS-17
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-18

PROSPECTUS SUPPLEMENT

THE BARCLAYS BANK GROUP	S-1
USE OF PROCEEDS	S-1
DESCRIPTION OF MEDIUM-TERM NOTES	S-1
FORM, DENOMINATION AND LEGAL OWNERSHIP OF NOTES	S-5
PAYMENT AND PAYING AGENTS	S-5
RISK FACTORS RELATING TO INDEXED NOTES	S-9
RISK FACTORS RELATING TO NOTES DENOMINATED OR PAYABLE IN OR LINKED TO A NON-U.S. DOLLAR CURRENCY	S-11
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-14
PLAN OF DISTRIBUTION	S-14
VALIDITY OF SECURITIES	S-16

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
PRESENTATION OF FINANCIAL INFORMATION	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
RATIOS OF EARNING TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS AND OTHER APPROPRIATIONS	3
CAPITALIZATION AND INDEBTEDNESS	4
DESCRIPTION OF DEBT SECURITIES	5
DESCRIPTION OF PREFERENCE SHARES	25
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS	31
DESCRIPTION OF SHARE CAPITAL	36
TAX CONSIDERATIONS	37
PLAN OF DISTRIBUTION	51
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	54
WHERE YOU CAN FIND MORE INFORMATION	54
FURTHER INFORMATION	55
VALIDITY OF SECURITIES	55
EXPERTS	55
EXPENSES OF ISSUANCE AND DISTRIBUTION	55

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated September 22, 2005, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated September 22, 2005, which supplements the prospectus.

This section summarizes the following aspects of the Notes:

•	What are the Notes and how do they work?

•	What are some of the risks of the Notes?

•	Is this the right investment for you?

•	What are the tax consequences?

•	How do the Notes perform at maturity?

What Are the Notes and How Do They Work?

The Notes are medium-term notes issued by Barclays Bank PLC, offering full principal protection at maturity. The return on the Notes is linked to the performance of the Nikkei 225™ Index (the “Index”).

At maturity, you will receive the full principal amount of your Notes plus the index return. However, if the index return is zero or negative, you will still receive the full principal amount of your Notes.

The index return per $1,000 principal amount of Notes equals $1,000 times the index performance times the participation rate.

The index performance will be measured by comparing the index closing value, which is the closing level of the Index on the final valuation date, to the index starting value, which is the closing value of the Index on the strike date, and expressing the difference in percentage terms:

(index closing value / index starting value) – 1

We will not pay you interest during the term of the Notes.

See “Pricing Supplement Summary – How Do the Notes Perform at Maturity?” and “Specific Terms of the Notes” in this pricing supplement.

Who Publishes the Index and What Does the Index Measure?

The Nikkei 225™ Index is a price-weighted Index of 225 top-rated Japanese companies listed in the First Section of the Tokyo Stock Exchange. Currently published by Nihon Keizai Shimbun, Inc. (“NKS”), the Nikkei 225™ Index was first published on May 16, 1949, when the average price was ¥176.21 with a divisor of 225. Nikkei 225™ Index is currently available on the Bloomberg NKY Page.

You should be aware that an investment in the Notes does not entitle you to any ownership interest in the securities included in the Index (the “Index Constituent Stocks”). For a detailed discussion of the Index, see “The Nikkei 225™ Index” in this pricing supplement.

What Are Some of the Risks of the Notes?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•	Market Risks – The return on the Notes, if any, is linked to the performance of the Index, and will depend on whether, and the extent to which, the return on the Index is positive.

•	Liquidity – There may be little or no secondary market for the Notes. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. You should be willing to hold the Notes to maturity.

•	No Interest or Dividend Payments – You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Index Constituent Stocks.

•	Non-U.S. Securities – The stocks comprising the Nikkei 225TM Index are issued by companies publicly traded in Japan and are denominated in Japanese yen. Therefore, your Notes are subject to political, economic, financial and social factors that exist in Japan and that may affect exchange rates.

•	No Principal Protection Unless You Hold the Notes at Maturity – You will be entitled to receive at least the full principal amount of your Notes only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the final valuation date. You should be willing to hold your Notes to maturity.

Is This the Right Investment for You?

The Notes may be the right investment for you if:

•	You are willing to hold the Notes to maturity.

•	You seek an investment with a return linked to the performance of the Index.

•	You believe the level of the Index will increase during the term of the Notes.

•	You seek an investment that offers principal protection on the Notes when held to maturity.

•	You do not seek current income from this investment.

The Notes may not be the right investment for you if:

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

•	You believe the level of the Index will decline during the term of the Notes.

•	You are unable or unwilling to hold the Notes to maturity.

•	You seek current income from your investment.

•	You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences?

Your Note will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Some of the tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Tax Considerations – Supplemental U.S. Tax Considerations” in this pricing supplement.

Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes for tax purposes as a debt instrument subject to special rules governing contingent payment obligations. As a result, if you are a U.S. holder, even though we will only make interest payments (if any) on your Note at maturity, you will generally be required to take into income an amount of interest for each accrual period determined by constructing a projected payment schedule for your Note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. These rules will generally have the effect of requiring you to include such amounts in income in respect of your Note prior to your receipt of cash attributable to such income.

How Do the Notes Perform at Maturity?

Set forth below is an explanation of the steps necessary to calculate the payment on the notes at maturity.

Step 1: Calculate the index performance

The index performance will be measured by comparing the index closing value, which is the closing level of the Index on the final valuation date, to the index starting value, which is the closing value of the Index on the strike date, and expressing the difference in percentage terms:

(index closing value / index starting value) – 1

Step 2: Determine the index return

The index return per $1,000 principal amount of Notes equals $1,000 times the index performance times the participation rate.

Step 3: Calculate payment at maturity

At maturity, you will receive the full principal amount of your Notes plus the index return.

If the index return is zero or negative, you will still receive the full principal amount of your Notes.

Hypothetical Examples
Assumptions:

Initial Investment:	$1,000

Principal Protection:	100% at maturity

Index Starting Value:	13148.57

Participation Rate:	100%

Example 1 – The Index performance is positive.

In this example, the index closing value on the final valuation date is equal to 19985.83, above the index starting value. This will result in a payment of 100% of the principal amount plus the index return regardless of whether the Index has closed below the index starting value prior to the final valuation date.

Step 1: Calculate the index performance.

Index Performance = (index closing value / index starting value) – 1

Index Performance = (19985.83/13148.57) – 1 = 52%

Step 2: Calculate the index return.

Index Return = principal amount x index performance x participation rate

Index Return = $1,000 x 52% x 100% = $520

Step 3: Calculate payment at maturity.

Payment at Maturity = principal amount + index return

Payment at Maturity = $1,000 + $520 = $1,520

52% Return on Investment

Example 2 – The Index performance is negative.

In this example, the index closing value on the final valuation date is equal to 12359.66, below the index starting value. This will result in a payment of only 100% of the principal amount regardless of whether the Index has closed above the index starting value prior to the final valuation date.

Step 1: Calculate the index performance.

Index Performance = (index closing value / index starting value) – 1

Index Performance = (12359.66/13148.57) – 1 = –6%

Step 2: Calculate the index return.

Index Return = principal amount x index performance x participation rate

Index Return = $1,000 x –6% x 100% =
–$60

Step 3: Calculate payment at maturity.

Since the index return is negative, it will not be included in the calculation of payment at maturity.

Payment at Maturity = $1,000

0% Return on Investment

Return Profile at Maturity

The table set forth below shows the hypothetical return on a $1,000 investment in the Notes based upon index performance, expressed as percentage, ranging from 100% to –100%.

Index		Payment at	Return on
Performance	Index Return	Maturity	Investment

100.0%	$1,000.00	$2,000.00	100.00%
90.0%	$900.00	$1,900.00	90.00%
80.0%	$800.00	$1,800.00	80.00%
70.0%	$700.00	$1,700.00	70.00%
60.0%	$600.00	$1,600.00	60.00%
50.0%	$500.00	$1,500.00	50.00%
40.0%	$400.00	$1,400.00	40.00%
30.0%	$300.00	$1,300.00	30.00%
20.0%	$200.00	$1,200.00	20.00%
10.0%	$100.00	$1,100.00	10.00%
0.0%	$—	$1,000.00	0.00%
–10.0%	$–100.00	$1,000.00	0.00%
–20.0%	$–200.00	$1,000.00	0.00%
–30.0%	$–30000	$1,000.00	0.00%
–40.0%	$–400.00	$1,000.00	0.00%
–50.0%	$–500.00	$1,000.00	0.00%
–60.0%	$–600.00	$1,000.00	0.00%
–70.0%	$–700.00	$1,000.00	0.00%
–80.0%	$–800.00	$1,000.00	0.00%
–90.0%	$–900.00	$1,000.00	0.00%
–100.0%	$–1,000.00	$1,000.00	0.00%

RISK FACTORS

The Notes are not secured debt and are riskier than ordinary unsecured debt securities. The return on the Notes is linked to the performance of the Index. Investing in the Notes is not equivalent to investing directly in the Index or investing in the Index Constituent Stocks. See “The Nikkei 225™ Index” for more information.

This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Notes.

The Notes are Intended to Be Held to Maturity. Your Principal is Protected Only if You Hold Your Notes to Maturity.

You will receive at least the minimum payment of 100% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection or any minimum total return on the portion of your Notes sold. You should be willing to hold your Notes to maturity.

Owning the Notes is Not the Same as Owning the Index Constituent Stocks or a Security Directly Linked to the Performance of the Index

The return on your Notes will not reflect the return you would have realized if you had actually owned the Index Constituent Stocks or a security directly linked to the performance of the Index and held such investment for a similar period because:

•	you will receive a minimum payment of 100% of the principal amount of your Notes if the Notes are held to maturity; and

•	the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

If the level of the Index increases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Notes declines.

Changes that Affect the Index will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity

The following factors could affect the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity:

•	the policies of NKS concerning the calculation of the Index;

•	additions, deletions or substitutions of the Index Constituent Stocks; and

•	the manner in which changes affecting Index Constituent Stocks or the issuers of Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index.

The amount payable on the Notes and their market value could also be affected if NKS discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the amount payable and market value of the Notes. If events such as these occur, or if the amount payable at maturity is not available because of a market disruption event or for any other reason and no successor index is selected with respect to the Notes, the calculation agent may determine the amount payable at maturity in a manner it considers appropriate, in its sole discretion.

NKS is not involved in the offer of the Notes in any way and have no obligation to consider your interest as a holder of the Notes in taking any actions that might affect the value of your Notes.

Historical Performance of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Notes

The historical levels of the Index should not be taken as an indication of the future level of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall. The trading prices of the Index Constituent Stocks will determine the level of the Index. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers, and the values, of the Index Constituent Stocks.

You Will Not Receive Interest Payments on the Notes or Dividend Payments on the Index Constituent Stocks or Have Shareholder Rights in the Index Constituent Stocks

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As a holder of the Notes, you will not have voting rights or any other rights that holders of the Index Constituent Stocks may have.

There May Not Be an Active Trading Market in the Notes

You should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. We and other affiliates of us intend to make a market for the Notes, although we are not required to do so and may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

Changes in Interest Rates are Likely to Affect the Market Value of Your Notes

We expect that the market value of your Notes, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your Notes and a traditional debt security in different degrees. In general, if U.S. interest rates increase, we expect that the value of your Notes will decrease and, conversely, if U.S. interest rates decrease, we expect that the market value of your Note will increase.

The Market Value of the Notes May Be Influenced By Unpredictable Factors

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, the level of the Index and interest rates on any day will affect the market value of the Notes more than any other factor. Other factors that may influence the market value of the Notes include:
•	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

•	the market price of the Index Constituent Stocks;

•	the dividend rate paid on the Index Constituent Stocks (while not paid to holders of the Notes, dividend payments on the Index Constituent Stocks may influence the value of the Index Constituent Stocks and the level of the Index and, therefore, affect the market value of the Notes);

•	the time remaining to the maturity of the Notes;

•	supply and demand for the Notes, including inventory positions with us or any other market-makers;

•	the general interest rate environment;

•	changes in the Yen/U.S. dollar exchange rate;

•	economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally; or

•	the creditworthiness of Barclays Bank PLC.

An Investment in the Notes is Subject to Risks Associated with the Japanese Securities Markets

The stocks comprising the Nikkei 225™ Index are issued by companies publicly traded in Japan and are denominated in Japanese yen. Because of the international nature of these issuers and the currency in which the Index Constituent Stocks are denominated, investments in securities linked to the value of these equity securities involve particular risks. For example, Japanese securities markets may be more volatile than U.S. securities markets and market developments may affect these markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the issuers of the Index Constituent Stocks will vary depending on the reporting requirements imposed by the respective regulators in Japan. In addition, the issuers of the Index Constituent Stocks may be subject to different accounting, auditing and financial reporting standards and requirements.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that exist in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Your Payment at Maturity Will Not be
Adjusted for Changes in the Yen/U.S. Dollar Exchange Rate

Although the Index Constituent Stocks are traded in Japanese yen, and the Notes, which are linked to the Index, are denominated in U.S. dollars, the payment at maturity will not be adjusted for changes in the Yen/U.S. dollar exchange rate. Changes in exchange rates, however, may reflect changes in non-U.S. economies, that in turn may affect the payment at maturity on your Notes. The payment at maturity will be based solely on the principal amount of the Notes and the index performance.

Trading and Other Transactions by Barclays Bank PLC or its Affiliates in the Index Constituent Stocks, Futures, Options, Exchange-traded Funds or Other Derivative Products on the Index Constituent Stocks, or the Index, May Impair the Market Value of the Notes

As described below under “Use of Proceeds and Hedging” in this pricing supplement, Barclays Bank PLC or one or more of its affiliates may hedge its obligations under the Notes by purchasing Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index, and Barclays Bank PLC or one or more of its affiliates may adjust these hedges by, among other things, purchasing or selling Index Constituent Stocks, futures, options, exchange-traded funds or other derivative instruments with returns linked to the Index or any of the Index Constituent Stocks at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Index Constituent Stocks and the level of the Index and, therefore, the market value of the Notes. It is possible that Barclays Bank PLC or one or more of its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

Barclays Bank PLC or one or more of its affiliates may also engage in trading in Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Index Constituent Stocks and the level of the Index and, therefore, the market value of the Notes. Barclays Bank PLC or one or more of its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, Barclays Bank PLC or one or more of its affiliates could adversely affect the market value of the Notes.

The Business Activities of Barclays Bank PLC or its Affiliates May Create Conflicts of Interest

As noted above, Barclays Bank PLC and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests Barclays Bank PLC and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes as beneficial owners of the Notes.

Barclays Bank PLC and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of Barclays Bank PLC or another affiliate of Barclays Bank PLC and the interests of holders of the Notes as beneficial owners of the Notes. Moreover, Barclays Bank PLC has published, and in the future expects to publish, research reports with respect to some or all of the issuers of the Index Constituent Stocks and the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by Barclays Bank PLC or other affiliates may affect the market price of the Index Constituent Stocks and the level of the Index and, therefore, the market value of the Notes.

Barclays Bank PLC and its Affiliates Have No Affiliation with NKS and Are Not Responsible for its Public Disclosure of Information

Barclays Bank PLC and its affiliates are not affiliated with NKS in any way (except for licensing arrangements discussed below in “The Nikkei 225™ Index” in this pricing supplement) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If NKS discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Notes—Market Disruption Event” and “Specific Terms of the Notes—Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation” in this pricing supplement. NKS is not involved in the offer of the Notes in any way and has no obligation to consider your interest as a holder of Notes in taking any actions that might affect the value of your Notes.

Barclays Bank PLC has derived the information about NKS and the Index in this pricing supplement from publicly available information, without independent verification. Neither Barclays Bank PLC nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or NKS contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Index and NKS.

There are Potential Conflicts of Interest Between You and the Calculation Agent

Barclays Bank PLC will serve as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Notes at maturity. For a fuller description of the calculation agent’s role, see “Specific Terms of the Notes—Role of Calculation Agent” in this pricing supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or the Index has occurred or is continuing on the day when the calculation agent will determine the amount payable at maturity. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with

Barclays Bank PLC’s, or one or more of its affiliates’, ability to unwind its hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Calculation Agent can Postpone the Determination of the Amount Payable at Maturity or the Maturity Date if a Market Disruption Event Occurs on the Final
Valuation Date

The determination of an amount payable at maturity may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date for the Index. If such a postponement occurs, the calculation agent will determine the amount payable at maturity on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Notes—Market Disruption Event” in this pricing supplement.

THE NIKKEI 225™ INDEX

We have derived all information regarding the Nikkei 225™ Index (the “Index”) contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by NKS. We do not assume any responsibility for the accuracy or completeness of such information. NKS has no obligation to continue to publish the Index, and may discontinue publication of the Index.

The Nikkei 225™ Index is a price-weighted index of 225 top-rated Japanese companies listed in the First Section of the Tokyo Stock Exchange. Currently published by NKS, the Nikkei 225™ Index was first published on May 16, 1949, when the average price was ¥176.21 with a divisor of 225.

The Nikkei 225™ Index is calculated daily by adding together the stock prices of each of the Nikkei 225™ Index stocks and dividing the total by the divisor. The divisor is adjusted to maintain continuity and reduce the effect on the index level of the Nikkei 225™ Index of external factors not directly related to the market such as:

•	the issuance of stock dividends,

•	the occurrence of stock splits,

•	distributions of assets to stockholders,

•	and other reasons.

In these cases, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable weighting factor and divided by the new divisor, the level of the Nikkei™ 225 Index immediately after the change, will equal the level of the Nikkei™ 225 Index immediately prior to the change. The divisor for the Index was last updated on May 17, 2005 and currently stands at 23.896.

The composition of the Nikkei 225™ Index is reviewed at least annually. Stocks in the Nikkei 225™ Index are deleted if the relevant issuer is delisted from the Tokyo Stock Exchange.

Historical Closing Levels of the Index

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. Barclays Bank PLC cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Index as of September 26, 2005 was 13392.63.

The chart below shows the performance of the Index from January 31, 2000 through August 31, 2005.

Date	Index at Close

1/31/00	19539.70
2/29/00	19959.52
3/31/00	20337.32
4/28/00	17973.70
5/31/00	16332.45
6/30/00	17411.05
7/31/00	15727.49
8/31/00	16861.26
9/29/00	15747.26
10/31/00	14539.60
11/30/00	14648.51
12/29/00	13785.69
1/31/01	13843.55
2/28/01	12883.54
3/30/01	12999.70
4/30/01	13934.32
5/31/01	13262.14
6/29/01	12969.05
7/31/01	11860.77
8/31/01	10713.51
9/28/01	9774.68
10/31/01	10366.34
11/30/01	10697.44
12/31/01	10542.62
1/31/02	9997.80
2/28/02	10587.83
3/29/02	11024.94
4/30/02	11492.54
5/31/02	11763.70
6/28/02	10621.84
7/31/02	9877.94
8/30/02	9619.30
9/30/02	9383.29
10/31/02	8640.48
11/29/02	9215.56
12/31/02	8578.95
1/31/03	8339.94
2/28/03	8363.04
3/31/03	7972.71
4/30/03	7831.42
5/30/03	8424.51
6/30/03	9083.11
7/31/03	9563.21
8/29/03	10343.55
9/30/03	10219.05
10/31/03	10559.59
11/28/03	10100.57
12/31/03	10676.64
1/30/04	10783.61
2/27/04	11041.92
3/31/04	11715.39
4/30/04	11761.79
5/31/04	11236.37
6/30/04	11858.87
7/30/04	11325.78
8/31/04	11081.79
9/30/04	10823.57
10/29/04	10771.42
11/30/04	10899.25
12/31/04	11488.76
1/31/05	11387.59
2/28/05	11740.60
3/31/05	11668.95
4/28/05	11008.90
5/31/05	11276.59
6/30/05	11584.01
7/29/05	11899.60
8/31/05	12413.60
Source: Bloomberg L.P.

License Agreement

We have entered into a non-exclusive license agreement with NKS whereby we and our affiliates, in exchange for a fee, are permitted to use the Nikkei 225™ Index in connection with the offer and sale of the Notes. We are not affiliated with NKS; the only relationship between NKS and us is the licensing of the use of the Nikkei 225™ Index and trademarks relating to the Nikkei 225™ Index.

NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225™ Index. The Notes are not in any way sponsored, endorsed, sold or otherwise promoted by NKS. No inference should be drawn from the information contained herein that NKS makes any representation or warranty, express or implied, to us or any holder of the Notes regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Nikkei 225™ Index to track generally stock market performance.

NKS determines, composes and calculates the Nikkei 225™ Index without regard to the Notes. NKS has no obligation to take into account your interest, or that of anyone else having an interest,

in the Notes in determining, composing or calculating the Nikkei 225™ Index. NKS is not responsible for and has not participated in the determination of the terms, prices or amount of the Notes and will not be responsible for or participate in any determination or calculation regarding the principal amount of the Notes payable at the stated maturity date. NKS has no obligation or liability in connection with the administration, marketing or trading of the Notes.

Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225™ Index. NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225™ Index or the manner in which the Nikkei 225™ Index is applied in determining any initial Nikkei 225™ Index level or final Nikkei 225TM Index level or any amount payable upon maturity of the Notes.

NKS DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225™ INDEX OR ANY DATA INCLUDED IN THE NIKKEI 225™ INDEX. NKS ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS, AND NKS SHOULD NOT BE LIABLE TO ADVISE ANY PERSON, INCLUDING A PURCHASER OR VENDER OF THE NOTES OF ANY ERROR THEREIN.

THE NIKKEI STOCK AVERAGE IS AN INTELLECTUAL PROPERTY OF NIHON KEIZAI SHIMBUN, INC. “NIKKEI”, “NIKKEI STOCK AVERAGE” AND NIKKEI 255” ARE THE SERVICE MARKS OF NIHON KEIZAI SHIMBUN, INC. NIHON KEIZAI SHIMBUN, INC. RESERVES ALL THE RIGHTS, INCLUDING COPYRIGHT, TO THE NIKKEI STOCK AVERAGE.

VALUATION OF THE NOTES

At Maturity

At maturity, you will receive the full principal amount of your Notes plus the index return. However, if the index return is zero or negative, you will still receive the full principal amount of your Notes.

The index return per $1,000 principal amount of Notes equals $1,000 times the index performance times the participation rate.

The index performance will be measured by comparing the index closing value, which is the closing level of the Index on the final valuation date, to the index starting value, which is the closing value of the Index on the strike date, and expressing the difference in percentage terms:

(index closing value / index starting value) – 1

Prior to Maturity

The market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that, generally, the level of the Index and interest rates on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand for the Notes, the volatility of the Index, the perceived creditworthiness of Barclays Bank PLC and other economic conditions. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Notes prior to maturity.

SPECIFIC TERMS OF THE NOTES

In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Form, Denomination and Legal Ownership of Notes” in the accompanying prospectus supplement and “Description of Debt Securities – Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to public and net proceeds to Barclays Bank PLC on the front cover relates only to the initial sale of the Notes. If you have purchased the Notes in a purchase/resale transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

Coupon

We will not pay you interest during the term of the Notes.

Denomination

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

Payment at Maturity

At maturity, you will receive the full principal amount of your Notes plus the index return. However, if the index return is zero or negative, you will still receive the full principal amount of your Notes.

The index return per $1,000 principal amount of Notes equals $1,000 times the index performance times the participation rate.

The index performance will be measured by comparing the index closing value, which is the closing level of the Index on the final valuation date, to the index starting value, which is the closing value of the Index on the strike date, and expressing the difference in percentage terms:

(index closing value / index starting value) – 1

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, in that case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date referred to below, then the maturity date will be the third business day following the final valuation date. The calculation agent may postpone the final valuation date – and therefore the maturity date – if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “Specific Terms of the Notes – Market Disruption Event” below.

Final Valuation Date

The final valuation date will be the final valuation date stated on the cover of this pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event has not occurred and is not continuing. In no event, however, will the final valuation date be postponed by more than ten business days.

Market Disruption Event

The calculation agent will determine the amount payable at maturity on the final valuation date. As described above, the final valuation date may be postponed, and, thus, the determination of the amount payable at maturity may be postponed, if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event has occurred or is continuing. In no event, however, will the determination of the amount payable at maturity be postponed by more than ten business days.

If the determination of the amount payable at maturity is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the amount payable at maturity will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the amount payable at maturity that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

•	a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

•	the Index is not published, as determined by the calculation agent in its sole discretion; or

•	in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with Barclays Bank PLC’s ability, or the ability of any of its affiliates, to unwind all or a material portion of a hedge with respect to the Notes that Barclays Bank PLC or its affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

The following events will not be market disruption events:

•	a limitation on the hours or number of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under “Specific Terms of the Notes – Default Amount on Acceleration – Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Note outstanding as the principal amount of that Note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities –Modification and Waiver” and “– Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index;
Alteration of Method of Calculation

If NKS discontinues publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the amount payable at maturity is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or an index and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the securities included in the Index or the method of calculating the Index has been changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of the Index Constituent Stocks and whether the change is made by NKS under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Constituent Stocks or their issuers or is due to any other reason—that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

Manner of Payment and Delivery

Any payment or delivery on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the attached prospectus supplement.

Modified Business Day

Any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “Maturity Date” and “Final Valuation Date” above.

Role of Calculation Agent

We will serve as the calculation agent. The calculation agent will make all determinations regarding the value of the Notes at maturity, the index performance, the index return and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Please note that the firm named as the calculation agent in this pricing supplement is the firm serving in that role as of the original issue date of the Notes. We may change the calculation agent after the original issue date of the Notes without notice.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus and prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of long or short positions of securities of issuers of the Index Constituent Stocks;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

•	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities. We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the Japanese equity market.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See “Risk Factors” in this pricing supplement for a discussion of these adverse effects.

CAPITALIZATION AND INDEBTEDNESS

The following table sets out the authorized and issued share capital of the Barclays Bank PLC and the Group’s total shareholders’ equity, indebtedness and contingent liabilities as at June 30, 2005. The information has been prepared in accordance with the International Financial Reporting Standards (IFRS).

As at
June 30,
2005
__________
thousands
Share capital of Barclays Bank PLC
Authorized ordinary share capital – shares of £1 each	3,000,000
Authorized preference share capital – shares of £100 each	400
Authorized preference share capital – shares of £1 each	1
Authorized preference share capital – shares of U.S.$l00 each	400
Authorized preference share capital – shares of U.S.$0.25 each	80,000
Authorized preference share capital – shares of A100 each	400

Ordinary shares – issued and fully paid shares of £1 each	2,311,361
Preference shares – issued and fully paid shares of £100 each	75
Preference shares – issued and fully paid shares of £1 each	1
Preference shares – issued and fully paid shares of US$100 each	100
Preference shares – issued and fully paid shares of US$0.25 each	—
Preference shares – issued and fully paid shares of A100 each	240
£ million
Group total shareholders’ equity
Called up share capital	2,341
Share premium	8,786
Available for sale reserve	374
Cash flow hedging reserve	328
Other shareholders’ funds	2,551
Translation reserve	(35)
Retained earnings	7,479
__________
Shareholders’ equity (excluding minority interests)	21,824
Minority interests	200
__________
Total Shareholders’ equity	22,024
Group indebtedness(1)
Subordinated liabilities
Undated loan capital – non-convertible	4,366
Dated loan capital – convertible to preference shares	13
Dated loan capital – non-convertible(2)	6,930
Debt securities in issue	93,328
__________
Total indebtedness	104,637
__________
Total capitalization and indebtedness	126,661
__________
Group contingent liabilities
Acceptances and endorsements	271
Assets pledged as collateral security	35,703
Other contingent liabilities	8,503
__________
Total contingent liabilities	44,477
__________
__________
(1)	“Group indebtedness” includes interest accrued as at June 30, 2005 in accordance with International Financial Reporting Standards.

(2)	On September 9, 2005, we issued $500,000,000 Callable Floating Rate Subordinated Notes due 2017.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United Kingdom and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of United States federal income taxation in the accompanying prospectus. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. It applies to you only if you are a U.S. Holder (as defined below), you acquire your Note in the offering at the offering price and you hold your Note as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark- to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a partnership or other pass-through entity;

•	a person that owns a note as a hedge or that is hedged against interest rate risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the United States federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Note and you are for United States federal income tax purposes:
•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. holder, this section does not apply to you.

Your Note will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes (the “Contingent Debt Rules”). The terms of your Note require you and us (in the absence of an administrative determination or a judicial ruling to the contrary) to treat your Note for all tax purposes as a debt instrument subject to the Contingent Debt Rules. By purchasing your Notes, you agree to these terms.

Under the Contingent Debt Rules, even though we will only make interest payments (if any) on the Note at maturity, you will be required to take into income an amount of interest for each accrual period determined by constructing a projected payment schedule for your Note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed-rate debt instrument with terms and conditions similar to your Note (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your Note prior to your receipt of cash attributable to such income.

We have determined that the comparable yield is     % per annum, compounded annually. We have also determined that the projected payment for the Notes, per $1,000 of principal amount, at the maturity date is $     , or $           for each Note (which includes the stated principal amount of the Note as well as the final projected payment). You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your Note, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your Note, and we make no representation regarding the amount of contingent payments with respect to your Note.

You will recognize gain or loss upon the sale, exchange, redemption or maturity of your Note in an amount equal to the difference, if any, between the fair market value of the amount you receive at such time and your adjusted basis in your Note. In general, your adjusted basis in your note will equal the amount you paid for your Note, increased by the amount of interest you previously accrued with respect to your Note in accordance with the comparable yield.

Any gain you recognize upon the sale, exchange, redemption or maturity of your Note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.

Backup Withholding and Information Reporting

Please see the discussion “Tax Considerations –United States Taxation – Information Reporting and Back-up Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your Note.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment on or about October    , 2005, which is the fifth business day following the date of this pricing supplement (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. According, purchasers who wish to trade Notes on the date this pricing supplement or the next five succeeding business day will be required, by virtue of the fact that the Notes initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

$
BARCLAYS BANK PLC
PRINCIPAL PROTECTED NOTES
LINKED TO THE PERFORMANCE OF THE
NIKKEI 225™ INDEX

PRICING SUPPLEMENT

OCTOBER     , 2005
(TO PROSPECTUS DATED SEPTEMBER 21, 2005 AND
PROSPECTUS SUPPLEMENT DATED SEPTEMBER 22, 2005)

  _________________

Barclays Capital